The Board of Directors

Muskoka Flooring Corp.

Re:           Resignation of Duties

Dear Board of Directors:

I hereby tender my resignation as Chief Executive Officer, Principal Financial Officer, President, Secretary, Treasurer and Director of Muskoka Flooring Corp. effective immediately.  The reasons for my resignation are personal.  Please note that I have no disputes or disagreements with the company.

Yours very truly,

/s/ Gordon N Cotton                                                      Date November 26, 2008

Gordon N Cotton
Muskoka Flooring Corp.
Principal Executive Officer,
Principal Financial Officer,
President and Director